Exhibit 10.12

                          RESTATED EMPLOYMENT AGREEMENT

THIS RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), dated June 2, 2005, shall be deemed effective as of the 15th day of February, 2005 (the "Effective Date")

By and Between:

            COATES MOTORCYCLE COMPANY, LTD., a Delaware corporation (the "Company" or the "Employer"),

            AND

            MARK D. GOLDSMITH, an individual having an address at 34 Luchon Street Lido Beach, New York 11561 ("Executive")

WHEREAS, Executive and the Company executed and delivered a certain Employment Agreement, dated February 15, 2005, pursuant to the general provisions of which the Executive agreed to serve as (i) President and Chief Executive Officer and
(ii) as Interim Chief Financial Officer of the Company, and the Company have agreed to hire Executive as such, pursuant to the terms and conditions set forth therein; and

WHEREAS, Executive and Company desire to modify and restate certain components of Executive's compensation as now set forth in Article 4 hereof, below.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

                                    ARTICLE 1
                                   EMPLOYMENT

Employer hereby hires the Executive as the President, Chief Executive Officer and as interim Chief Financial Officer of the Company and Executive hereby affirms and accepts such employment by Employer for the "Term" (as defined in Article 3 below), upon the terms and conditions set forth herein.

                                    ARTICLE 2
                                     DUTIES

During the Term, Executive shall serve Employer faithfully, diligently and to the best of his ability, under the direction and supervision of the Boards of Directors of Employer ("Boards of Directors") and shall use his best efforts to promote the interests and goodwill of Employer and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or future purchasers of Employer. Executive shall render such services during the Term at Employer's principal place of business or at such other place of business as may be determined by the Boards of Directors, as Employer may from time to time reasonably require of him, and shall devote all of his business time to the performance thereof. Executive shall have those duties and powers as generally pertain to each of the offices of which he holds, as the case may be, subject to the control of the Boards of Directors. Employer and Executive also agree that Executive shall serve as a member of the Employer's Board of Directors during the Term.


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                                    ARTICLE 3
                                      TERM

3.1 The "Term" of this Agreement in connection with the Executive's positions of President and Chief Executive Officer and as interim Chief Financial Officer shall commence on the date hereof and continue thereafter for a term of three
(3) years, as may be extended or earlier terminated pursuant to the terms and conditions of this Agreement. The Term is renewable upon the agreement of the parties hereto.

Executive as a Director

3.2 The Employer shall utilize its best efforts to cause its Board of Directors to appoint the Executive as a member of the Employer's Board of Directors throughout the Term.

                                    ARTICLE 4
                                  COMPENSATION

Salary

4.1 (a) In consideration of Executive's services to Employer, Employer shall pay to Executive an annual salary (the "Salary") of One Hundred Fifty Thousand Dollars ($150,000.00), payable in equal installments at the end of such regular payroll accounting periods as are established by Employer, or in such other installments upon which the parties hereto shall mutually agree, and in accordance with Employer's usual payroll procedures, but no less frequently than monthly.

         (b) In addition to his Salary, the Employer shall issue to the Executive a Stock Option to purchase 200,000 shares of the Employer's common stock, at the exercise price of $.01 per share (the "Restricted Stock Option"), exercisable during the five year period commencing upon the earlier date of (A) the first anniversary date of the closing of the Company's initial public offering or (B) the second anniversary date of this Agreement subject to the following vesting conditions: Executive must be a full-time employee of the Company at the time he exercises part or all of the Restricted Stock Option, except, however, in the event this Agreement is terminated by the Executive for "Good Reason", as defined in Article 10.1 and 10.2 below, or by the Employer without "cause", as defined in Article 10.3 below, in which cases the Restricted Stock Option shall immediately vest upon such termination provided further that the events surrounding any such termination have not been the subject of any claim, proceeding or lawsuit by either the Executive or the Company in which further case the Restricted Stock Option shall only vest upon final adjudication, determining that such termination was a valid termination by the Executive for "Good Reason" (as defined herein) or by the Employer without "cause" (as defined herein) pursuant to the applicable above referenced articles of this Agreement. The Restricted Stock Option shall be deemed a non-qualified stock option. In addition, the Employer shall issue to the Executive incentive Stock Options to purchase 100,000 shares of the Employer's restricted common stock vesting one third each upon the first, second and third anniversary dates of this Agreement, at the exercise price of $5 per share, with each such one-third tranche being exercisable during the 5-year period, commencing on each anniversary vesting date (the "Stock Options"). The restricted common shares and the Stock Options issuable to Executive under the terms of this Section 4.1(b) may be issued out of the Employer's stock incentive plan.

         (c) Executive hereby acknowledges that the restricted common shares as well as the Restricted Stock Option and the Stock Options issuable to him under this Section 4.1 shall be "restricted securities" as such term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "1933 Act"); that the Executive hereby represents that he shall accept such compensation and has no present intent to distribute or transfer such securities; that such securities shall bear the appropriate restrictive legend providing that they may not be transferred except pursuant to the registration requirements of the 1933 Act or pursuant to exemptions therefrom, and the Executive further acknowledges that he may be required to hold such securities for an indeterminable amount of time.


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Benefits

4.2 During the Term, Executive shall be entitled to participate in all medical and other Executive benefit plans, including vacation, sick leave, retirement accounts and other Executive benefits provided by Employer to any of the other senior officers of the Employer on terms and conditions no less favorable than those offered to such senior officers. Such participation shall be subject to the terms of the applicable plan documents and Employer's generally applicable policies.

Expense Reimbursement

4.3 Employer shall reimburse Executive for reasonable and necessary expenses incurred by him on behalf of Employer in the performance of his duties hereunder during the Term, including any and all travel expenses related to the Employer's business in accordance with Employer's then customary policies, provided that such expenses are adequately documented.

Bonus

4.4 In addition to the compensation payable under Section 4.1, Executive shall be entitled to receive an annual bonus ("Bonus"), the amount of which shall be determined by the Employer's Board of Directors. Each year's Bonus shall be paid to the Executive within 110 days of the Employer's calendar year end.

Other Compensation

4.5 Employer shall provide Executive with a leased automobile for his exclusive use throughout the term of this Agreement, including costs for maintenance.

                                    ARTICLE 5
                                OTHER EMPLOYMENT

During the Term of this Agreement, Executive shall devote substantially all of his business and professional time and effort, attention, knowledge, and skill to the management, supervision and direction of Employer's business and affairs as Executive's highest professional priority. Except as provided below, Employer shall be entitled to all benefits, profits or other issues arising from or incidental to all work, services and advice performed or provided by Executive. Nothing in this Agreement shall preclude Executive from devoting reasonable periods required for:

5.1 serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of Employer, provided that Executive must obtain the written consent of Employer;

5.2 serving as a consultant in his area of expertise (in areas other than in connection with the business of Employer), to government, industrial, and academic panels provided that Executive must obtain the written consent of Employer and where it does not conflict with the interests of Employer; and

5.3 managing his personal investments or engaging in any other non-competing business; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.


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                                    ARTICLE 6
                       CONFIDENTIAL INFORMATION/INVENTIONS

Confidential Information

6.1 Executive shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known in the combustion engine industry (the "Engine Industry") or otherwise made public by Employer which affects or relates to Employer's business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, "Confidential Information") except in the ordinary course of business or as required by applicable law. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known in the Security Industry, such item is important, material, and confidential and affects the successful conduct of Employer's business and goodwill, and that any breach of the terms of this Section 6.1 shall be a material and incurable breach of this Agreement. Confidential Information shall not include: (i) information obtained or which became known to Executive other than through his employment by Employer; (ii) information in the public domain at the time of the disclosure of such information by Executive; (iii) information that Executive can document was independently developed by Executive; and (iv) information that is disclosed by Executive with the prior written consent of Employer.

Documents

6.2 Executive further agrees that all documents and materials furnished to Executive by Employer and relating to the Employer's business or prospective business are and shall remain the exclusive property of Employer. Executive shall deliver all such documents and materials, uncopied, to Employer upon demand therefor and in any event upon expiration or earlier termination of this Agreement. Any payment of sums due and owing to Executive by Employer upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and Executive expressly authorizes Employer to withhold any payments due and owing pending return of such documents and materials.

Inventions

6.3 All ideas, inventions, and other developments or improvements conceived or reduced to practice by Executive, alone or with others, during the Term of this Agreement, whether or not during working hours, that are within the scope of the business of Employer or that relate to or result from any of Employer's work or projects or the services provided by Executive to Employer pursuant to this Agreement, shall be the exclusive property of Employer. Executive agrees to assist Employer, at Employer's expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of Employer.

Disclosure

6.4 During the Term, Executive will promptly disclose to the Boards of Directors full information concerning any interest, direct or indirect, of Executive (as owner, shareholder, partner, lender or other investor, director, officer, Executive, consultant or otherwise) or any member of his immediate family in any business that is reasonably known to Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, Employer or any of their suppliers or customers.

                                    ARTICLE 7
                             COVENANT NOT TO COMPETE

7.1 Except as expressly permitted in Article 5 above, during the Term of this Agreement, Executive shall not engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in (or proposed to be engaged in) by Employer; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or proposed to be engaged in, by Employer; (c) soliciting or taking away any Executive, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of Employer, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between Employer and any Executive, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than Employer any Confidential Information of Employer.


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

7.2 The foregoing covenant prohibiting competitive activities shall survive the termination of this Agreement and shall extend, and shall remain enforceable against Executive, for the period of two (2) years following the date this Agreement is terminated. In addition, during the two-year period following such expiration or earlier termination, neither Executive nor Employer shall make or permit the making of any negative statement of any kind concerning Employer or their affiliates, or their directors, officers or agents or Executive.

                                    ARTICLE 8
                                    SURVIVAL

Executive agrees that the provisions of Articles 6, 7 and 9 shall survive expiration or earlier termination of this Agreement for any reasons whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter.

                                    ARTICLE 9
                                INJUNCTIVE RELIEF

Executive acknowledges and agrees that the covenants and obligations of Executive set forth in Articles 6 and 7 with respect to non-competition, non-solicitation, confidentiality and Employer's property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations referred to in this
Article 9. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have at law or in equity.

                                   ARTICLE 10
                                   TERMINATION

Termination by Executive

10.1 Executive may terminate this Agreement for Good Reason at any time upon 30 days' written notice to Employer, provided the Good Reason has not been cured within such period of time.

Good Reason

10.2 In this Agreement, "Good Reason" means, without Executive's prior written consent, the occurrence of any of the following events, unless Employer shall have fully cured all grounds for such termination within thirty (30) days after Executive gives notice thereof:

            (i)   any reduction in his then-current Salary;

            (ii) any material failure to timely grant, or timely honor, any equity or long-term incentive award;

            (iii) failure to pay or provide required compensation and benefits;

            The written notice given hereunder by Executive to Employer shall specify in reasonable detail the cause for termination, and such termination notice shall not be effective until thirty (30) days after Employer's receipt of such notice, during which time Employer shall have the right to respond to Executive's notice and cure the breach or other event giving rise to the termination.


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Termination by Employer

10.3 Employer may terminate its employment of Executive under this Agreement for cause at any time by written notice to Executive. For purposes of this Agreement, the term "cause" for termination by Employer shall be (a) a conviction of or plea of guilty or nolo contendere by Executive to a felony, or any crime involving fraud or embezzlement; (b) the refusal by Executive to perform his material duties and obligations hereunder; (c) Executive's willful or intentional misconduct in the performance of his duties and obligations; or
(d) if Executive or any member of his family makes any personal profit arising out of or in connection with a transaction to which Employer is a party or with which it is associated without making disclosure to and obtaining the prior written consent of Employer. The written notice given hereunder by Employer to Executive shall specify in reasonable detail the cause for termination. For purposes of this Agreement, "family" shall mean Executive's spouse and/or children. In the case of a termination for the causes described in (a) and (d) above, such termination shall be effective upon receipt of the written notice. In the case of the causes described in (b) and (c) above, such termination notice shall not be effective until thirty (30) days after Executive's receipt of such notice, during which time Executive shall have the right to respond to Employer's notice and cure the breach or other event giving rise to the termination.

Severance

10.4 Upon a termination of this Agreement without Good Reason by Executive or with cause by Employer following the first year of the Term of this Agreement, Employer shall pay to Executive one year's compensation determined in accordance with Section 4.1, subject to the provision of Section 6.2. Upon a termination of this Agreement with Good Reason by Executive or without cause by Employer, Employer shall pay to Executive all accrued and unpaid compensation and expense reimbursement, as of the date of such termination and the "Severance Payment" (as defined herein). The Severance Payment shall be payable in a lump sum, subject to Employer's statutory and customary withholdings. The Severance Payment shall be paid by Employer within thirty (30) business days of the expiration of any applicable cure period. The "Severance Payment" shall equal the total amount of the Salary payable to Executive under Section 4.1 of this Agreement from the date of such termination until the end of the Term of this Agreement (prorated for any partial month), together with a prorated amount any bonus payable under Section 4.4.

Termination Upon Death

10.5 If Executive dies during the Term of this Agreement, this Agreement shall terminate, except that Executive's legal representatives shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of death.

Termination Upon Disability

10.6 If, during the Term of this Agreement, Executive suffers and continues to suffer from a "Disability" (as defined herein), then Employer may terminate this Agreement by delivering to Executive ten (10) calendar days' prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the determination of Disability by Employer. For the purposes of this Agreement, "Disability" means Executive's inability, with reasonable accommodation, to substantially perform Executive's duties, services and obligations under this Agreement due to physical or mental illness or other disability for a continuous, uninterrupted period of sixty (60) calendar days or ninety (90) days during any twelve month period. Upon any such termination for Disability, Executive shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of termination.

                                   ARTICLE 11
                  PERSONNEL POLICIES, CONDITIONS, AND BENEFITS

Except as otherwise provided herein, Executive's employment shall be subject to the personnel policies and benefit plans which apply generally to Employer's Executives as the same may be interpreted, adopted, revised or deleted from time to time during the Term of this Agreement by Employer in its sole discretion. During the Term hereof, Executive shall be entitled to vacation during each year of the Term at the rate of four (4) weeks per year. Within 30 days after the end of each year of the Term, Employer shall elect to (a) carry over and allow Executive the right to use any accrued and unused vacation of Executive, or (ii) pay Executive for such vacation in a lump sum in accordance with its standard payroll practices. Executive shall take such vacation at a time approved in advance by the Board of Directors of Employer, which approval will not be unreasonably withheld but will take into account the staffing requirements of Employer and the need for the timely performance of Executive's responsibilities.


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                                   ARTICLE 12
                           BENEFICIARIES OF AGREEMENT

This Agreement shall inure to the benefit of the parties hereto, their respective heirs, successors and permitted assigns.

                                   ARTICLE 13
                               GENERAL PROVISIONS

No Waiver

13.1 No failure by either party to declare a default based on any breach by the other party of any obligation under this Agreement, nor failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

Modification

13.2 No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

Submission to Jurisdiction; Consent to Service of Process.

13.3 The parties hereto irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New Jersey over any dispute arising out of or relating to this Agreement and each party irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute, suit, action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of any such dispute, suit, action or proceeding. Each of the parties hereby agrees that a judgment in any such dispute, suit, action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to any conflict of laws principles.

Entire Agreement

13.4 This Agreement embodies the whole agreement between the parties hereto regarding the subject matter hereof and there are no inducements, promises, terms, conditions, or obligations made or entered into by Employer or Executive other than contained herein.

Severability

13.5 In the event a court of competent jurisdiction determines that a term or provisions contained in this Agreement is overly broad in scope, time geographical location or otherwise, the parties hereto authorize such Court to modify and reduce any such term or provision deemed overly broad in scope, time, geographic location or otherwise so that it complies with then applicable law.

Headings

13.6 The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.


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

Independent Legal Advice

13.7 Employer has obtained legal advice concerning this Agreement and has requested that Executive obtain independent legal advice with respect to same before executing this Agreement. Executive, in executing this Agreement, represents and warrants to Employer that he has been so advised to obtain independent legal advice, and that prior to the execution of this Agreement he has so obtained independent legal advice, or has, in his discretion, knowingly and willingly elected not to do so.

No Assignment

13.8 No party may pledge or encumber its respective interests in this Agreement nor assign any of its rights or duties under this Agreement without the prior written consent of the other party.

         IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

                                  COATES MOTORCYCLE COMPANY, LTD.

                                         THE COMPANY

                                          /s/ Mark D. Goldsmith
                                          --------------------------------------
                                              Mark D. Goldsmith

                                          /s/ Richard W. Evans
                                          --------------------------------------
                                            Richard W. Evans

                                          /s/ Frank J. Adipietro, Jr.
                                          --------------------------------------
                                           Frank J. Adipietro, Jr.

                                          /s/ Walter S. Zahn
                                          --------------------------------------
                                           Walter S. Zahn

                                              EXECUTIVE

                                          /s/Mark D. Goldsmith
                                          --------------------------------------
                                            Mark D. Goldsmith


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